Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 30, 2017

LEGGETT & PLATT ANNOUNCES RECORD FULL-YEAR EPS

Carthage, MO, January 30, 2017 —

•	Record 2016 continuing operations EPS of $2.62, a 15% increase versus 2015

•	Record 2016 continuing operations adjusted[1] EPS of $2.49, a 6% increase versus 2015

•	Three-year TSR[2] ending 12-31-2016 ranks in the top 11% of the S&P 500

•	2016 sales declined 4% to $3.75 billion due to divestitures and deflation

•	2016 EBIT margin was 13.9%; continuing operations adjusted[1] EBIT margin was 13.1%

•	2017 continuing operations EPS guidance is $2.55–2.75 on sales of $3.95–4.05 billion

Diversified manufacturer Leggett & Platt reported record full-year continuing operations EPS of $2.62 in 2016, a 15% increase versus 2015. Full-year adjusted1 EPS from continuing operations improved 6% to a record $2.49 in 2016. The increase in adjusted EPS results primarily from a lower effective tax rate and lower share count.

	Fourth Quarter			Full Year
EPS, $/share:	2016	2015	Change	2016	2015	Change
Continuing Operations, adjusted	.53	.64	(17)%	2.49	2.36	6%
Gain on Sale of Businesses	.07	—		.12	—
Lump Sum Pension Buyout	—	(.05)		—	(.05)
Goodwill Impairment	—	—		(.02)	(.02)
Foam Litigation Settlements	—	(.02)		.03	(.02)

Continuing Operations	.60	.57	5%	2.62	2.27	15%
Net Sales, $m	904	945	(4)%	3,750	3,917	(4)%

Full-year sales were $3.75 billion, a 4% decline versus 2015. Unit volume grew 2%, and acquisitions contributed 1% to sales growth; but these were more than offset by divestitures (4%), raw material-related price deflation that occurred prior to late fourth quarter increases in steel costs (2%), and currency impact (1%).

Fourth Quarter Results

Fourth quarter 2016 continuing operations EPS improved 5% to $.60, versus $.57 in 2015. Fourth quarter adjusted1 EPS from continuing operations was $.53, a 17% decrease versus 2015. This decrease was primarily due to rapid inflation in steel costs in late 2016, in contrast with significant deflation in steel costs in late 2015. Fourth quarter 2016 sales declined 4% versus the prior year largely due to divestitures. Unit volume increased slightly.

CEO Comments

President and CEO Karl G. Glassman commented, “In 2016, our employees generated significant results including record EPS, an EBIT margin in excess of 13%, very strong cash flow from operations, and our 45th consecutive annual dividend increase.

“We achieved record continuing operations EPS of $2.62. However, that figure includes income of $.13 per share (primarily from the divestiture of businesses) that does not stem from operating activities within the business units. At the underlying operational level, after adjusting for those items, our continuing operations adjusted1 EPS for 2016 was a record $2.49, and a 6% increase from 2015’s adjusted EPS of $2.36. For 2017, we expect continuing operations EPS to grow another 2% - 10%, to $2.55 - $2.75.

[1]	Please refer to attached tables for non-GAAP reconciliations.
[2]	Total Shareholder Return = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested.

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“During 2016, divestitures and raw material-related deflation contributed to a decline in annual sales. Continuing operations posted 2% unit volume growth, with strong performance in Automotive offset by soft demand in several other markets, including bedding and home furniture. Adjusted1 EBIT margin was 13.1%, the highest margin L&P has achieved since 1999.

“Looking forward, we expect an approximate $250 million sales increase in 2017. The raw material deflation that impacted sales in 2016 has abated, and inflation is expected in 2017. We anticipate volume increases in our Automotive, Bedding, Adjustable Bed, Work Furniture, and Geo Components operations. Growth should come from content gains, new product introductions, market share increases, and overall market growth. With this anticipated growth, we expect that in 2017 we will achieve strong profit margins and increased EPS.

“Portfolio management remains a strategic priority. Over the past few years we have enhanced our business portfolio and improved margins by growing our stronger businesses and exiting businesses that consistently struggled to deliver acceptable returns. During 2016 we acquired three small businesses: a US manufacturer of aerospace tube assemblies, a distributor of geosynthetic products, and a South African innerspring manufacturer. In addition, we purchased the remaining minority interest in a key automotive joint venture in China. We also divested four small operations during 2016 that collectively generated about $100 million of annual revenue.

“Our primary financial goal, adopted in 2007, is to achieve TSR that ranks in the top third of the S&P 500 over rolling 3-year periods. We have achieved our goal in four of the seven 3-year periods since 2007, and have been quite close to the goal two other times. For the 3 years that ended on December 31, 2016, we attained our goal by generating average TSR of 20% per year, which placed us among the top 11% of companies in the S&P 500. Longer term, we have generated average TSR of 18% per year since 2007, more than double the S&P 500’s average. On an individual year basis, our TSR has beaten the S&P 500 index for eight of the last nine years. It is our intent to extend our record of strong TSR.”

Cash Flow, Dividends and Stock Repurchases

The company generated $553 million of cash from operations during 2016, which included $25 million of after-tax litigation proceeds. Uses of cash included $124 million to fund capital expenditures, $177 million for dividend payments, $30 million for acquisitions, $35 million for minority interest purchase, and $193 million (net) to repurchase stock. The company ended the year with over $550 million of its $750 million commercial paper program available. Net debt to net capital1 was 34% at year end, in the middle of the company’s 30% - 40% target range. At the end of 2016, the company’s debt was 1.6 times its trailing 12-month’s adjusted1 EBITDA.

2016 marked the company’s 45th consecutive annual dividend increase; dividends grew at a compound annual rate of 13% over that period. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years. At Friday’s closing share price of $47.39, the indicated annual dividend of $1.36 per share generates a dividend yield of 2.9%, one of the higher dividend yields among the 51 stocks of the S&P 500 Dividend Aristocrats.

The company repurchased 4.5 million shares of its stock during 2016, at an average price of $46.52, and issued 2.4 million shares. Issuances were largely related to employee benefit plans and stock option exercises. Shares outstanding declined to 133.5 million at year end, a 1.6% decrease versus the prior year.

Anticipating 2017 EPS of $2.55 - $2.75

For 2017, the company expects that sales growth will lead to another year of strong earnings. Continuing operations EPS is expected to be $2.55 to $2.75 for the year. Sales are expected to grow by 5% - 8%, to $3.95 - $4.05 billion. Unit volume growth is expected to be in the mid-single digits. Raw material-related price increases should also contribute to sales growth. Based upon this sales guidance, 2017 EBIT margin should be approximately 13%.

Cash from operations is expected to exceed $450 million in 2017, with working capital increases from sales growth and inflation expected to be a use of cash. Capital expenditures should be roughly $150 million, and dividend

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payments are expected to approximate $185 million. The company’s target for dividend payout is 50-60% of earnings; payout for both 2015 and 2016 was near the midpoint of the target range. The company anticipates that future dividend growth should generally align with EPS growth.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if there is still cash available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company expects to repurchase 3 to 4 million shares in 2017, and issue about 2 million shares, primarily for employee benefit plans.

TSR Target

For the foreseeable future, the company aims to generate average annual TSR of 11%-14%. Such TSR performance should rank within the top third of the S&P 500 over 3-year periods, assuming future annual TSR of 6%-7% for the S&P 500 index. The main drivers of Leggett & Platt’s future TSR are anticipated to be continued profitable revenue growth and a strong dividend yield. EBIT margin increases and stock buybacks are expected to contribute modestly. Collectively, these four drivers are expected to provide sufficient TSR to meet the company’s 11%-14% goal, as follows:

Revenue growth	6-9%
Margin increases	1%
Dividend yield	3%
Stock buyback	1%

Total TSR	11-14%

Over the last three years, the company has enjoyed combined unit volume and acquisition growth of 7% per year on average, but this has been partially offset by divestitures, commodity deflation, and currency. The company anticipates that long-term revenue growth should: i) average 6-9% per year, ii) come primarily from organic growth, predominantly Leggett-specific opportunities within the company’s “grow” business units (such as Automotive, Bedding, Adjustable Bed, Work Furniture, Home Furniture, and Aerospace), and iii) be augmented by carefully screened, strategic acquisitions that meet the company’s established criteria.

2019 Operating Targets

In September, the company shared 2019 operating targets that should result in achievement of its top-third TSR goal over the next three years. Those operating targets are: 1) revenue of $4.75 billion, 2) EBIT margin of 13.3%, 3) EPS of $3.25, and 4) a dividend of $1.70 per share. These targets assume a stable macro environment that yields moderate demand growth, as well as continued content gains and new product awards. These targets anticipate that organic growth will be augmented by strategic acquisitions and envision no significant inflation, deflation, currency fluctuation, tax policy change, or divestitures.

LIFO

All of Leggett’s operating segments use the first-in, first out (FIFO) method for valuing inventory. An adjustment is made at the corporate level (i.e., outside the segments) to convert about 50% of the inventories to the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. In 2016, increasing commodity costs, particularly in the fourth quarter, resulted in a full-year LIFO expense of $11 million (pretax). For 2015, declines in commodity costs, particularly in the fourth quarter, resulted in a full-year LIFO benefit of $46 million (pretax).

SEGMENT RESULTS – Full Year 2016 (versus 2015)

Residential Furnishings – Total sales decreased $127 million, or 6%. Unit volume declined 3%, with half of that decline due to lower pass-through sales of adjustable beds. Commodity deflation and currency impact reduced sales by another 3%. EBIT increased $9 million. This year’s $7 million litigation benefit, compared to last year’s $5 million litigation expense, improved EBIT by $12 million. Apart from the litigation items, EBIT decreased by $3 million, with lower unit volume partially offset by pricing discipline.

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Commercial Products – Total sales increased $7 million, or 1%. EBIT increased $10 million as a result of operational improvements, gain from building sales ($3 million), and a favorable sales mix.

Industrial Materials – Total sales decreased $194 million, or 25%, due to divestitures, steel-related price decreases, and lower unit volume. EBIT increased $24 million due to a divestiture gain ($16 million), and the non-recurrence of the prior year’s impairment charge ($6 million) and divestiture loss ($3 million). Apart from these items, EBIT declined slightly, with the impact from lower sales largely offset by operational improvements.

Specialized Products – Total sales increased $57 million, or 6%, with a 9% volume increase partially offset by divestitures and currency impact. Strong performance in Automotive drove most of the sales growth. EBIT increased $36 million due to higher sales, a divestiture gain ($11 million), and currency impact. These items were partially offset by goodwill impairment ($4 million).

SEGMENT RESULTS – Fourth Quarter 2016 (versus 4Q 2015)

Residential Furnishings – Total sales decreased $32 million, or 6%. Unit volume decreased 5%, with lower pass-through sales of adjustable beds representing roughly half of the volume decrease. EBIT increased $1 million, with the impact from lower volume more than offset by pricing discipline and a reduction in litigation expense.

Commercial Products – Total sales were flat. Growth in Adjustable Bed and Work Furniture was offset by reduced volume in Fashion Bed. EBIT increased $5 million due to favorable sales mix and a $1 million gain from a building sale.

Industrial Materials – Total sales decreased $36 million, or 21%, largely due to divestitures. Steel-related price decreases reduced sales by 4%; unit volume was essentially flat. EBIT increased $13 million, with a $16 million gain on sale of a business, and non-recurrence of last year’s $3 million loss on sale of a business, partially offset by recent steel cost inflation.

Specialized Products – Total sales increased $7 million, or 3%, with continued strength in Automotive partially offset by divestitures, currency impact, and volume declines in Machinery and Aerospace. EBIT improved $4 million due to higher sales and favorable currency impact.

Conference Call at 8:30am Eastern

Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Tuesday, January 31. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com.

First quarter results will be released after the market closes on Thursday, April 27, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 134 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 17 business units, 21,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets and generate average annual TSR of 11%-14%, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 5 of 7	January 30, 2017

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2016	2015	Change	2016	2015	Change
Net sales (from continuing operations)	$903.7	$944.6	(4%)	$3,749.9	$3,917.2	(4%)
Cost of goods sold	699.5	711.0		2,850.7	2,994.0

Gross profit	204.2	233.6		899.2	923.2
Selling & administrative expenses	98.1	115.9	(15%)	396.8	416.9	(5%)
Amortization	4.8	5.2		19.9	20.8
Other expense (income), net	(16.9)	(1.6)		(39.5)	(1.0)

Earnings before interest and taxes (EBIT)	118.2	114.1	4%	522.0	486.5	7%
Net interest expense	8.2	7.6		34.9	36.7

Earnings before income taxes	110.0	106.5		487.1	449.8
Income taxes	27.0	24.7		120.0	121.8

Net earnings from continuing operations	83.0	81.8		367.1	328.0
Discontinued operations, net of tax	(1.3)	0.0		19.1	1.2

Net earnings	81.7	81.8		386.2	329.2
Less net income from non-controlling interest	(0.1)	(1.3)		(0.4)	(4.1)

Net earnings attributable to L&P	$81.6	$80.5		$385.8	$325.1

Earnings per diluted share
From continuing operations	$0.60	$0.57	5%	$2.62	$2.27	15%
From discontinued operations	($0.01)	$0.00		$0.14	$0.01
Net earnings per diluted share	$0.59	$0.57	4%	$2.76	$2.28	21%
Shares outstanding
Common stock (at end of period)	133.5	135.6	(2%)	133.5	135.6	(2%)
Basic (average for period)	137.3	139.9		137.9	140.9
Diluted (average for period)	139.2	141.9	(2%)	140.0	142.9	(2%)

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2016	2015	Change	2016	2015	Change
Net earnings	$81.7	$81.8		$386.2	$329.2
Depreciation and amortization	29.0	28.2		115.4	113.2
Working capital decrease (increase)	50.9	(60.1)		15.1	(170.8)
Impairments	0.1	0.0		4.1	6.5
Other operating activity	5.2	52.4		31.8	81.0

Net Cash from Operating Activity	$166.9	$102.3	63%	$552.6	$359.1	54%
Additions to PP&E	(40.9)	(24.7)		(124.0)	(103.2)	20%
Purchase of companies, net of cash	(1.5)	0.0		(29.5)	(11.1)
Proceeds from business and asset sales	31.9	33.6		86.1	51.4
Dividends paid	(45.4)	(43.6)		(177.4)	(171.6)
Repurchase of common stock, net	(15.7)	(27.8)		(193.1)	(183.2)
Additions (payments) to debt, net	(90.3)	(28.5)		6.5	(3.3)
Other	(40.4)	(9.3)		(92.5)	(17.7)

Increase (Decr.) in Cash & Equiv.	$(35.4)	$2.0		$28.7	$(79.6)

FINANCIAL POSITION	31-Dec
(In millions)	2016	2015	Change
Cash and equivalents	$281.9	$253.2
Receivables	486.6	520.2
Inventories	519.6	504.6
Other current assets	36.8	33.2

Total current assets	1,324.9	1,311.2	1%
Net fixed assets	565.5	540.8
Held for sale	11.0	8.4
Goodwill and other assets	1,082.7	1,103.3

TOTAL ASSETS	$2,984.1	$2,963.7	1%

Trade accounts payable	$351.1	$307.2
Current debt maturities	3.6	3.4
Other current liabilities	351.9	390.6

Total current liabilities	706.6	701.2	1%
Long term debt	956.2	941.5	2%
Deferred taxes and other liabilities	227.3	223.3
Equity	1,094.0	1,097.7	(0%)

Total Capitalization	2,277.5	2,262.5

TOTAL LIABILITIES & EQUITY	$2,984.1	$2,963.7

LEGGETT & PLATT	Page 6 of 7	January 30, 2017

SEGMENT RESULTS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions)	2016	2015	Change	2016	2015	Change
External Sales
Residential Furnishings	$458.5	$490.3	(6.5%)	$1,911.8	$2,036.2	(6.1%)
Commercial Products	143.7	130.7	9.9%	576.0	539.8	6.7%
Industrial Materials	61.0	91.4	(33.3%)	289.4	427.6	(32.3%)
Specialized Products	240.5	232.2	3.6%	972.7	913.6	6.5%

Total	$903.7	$944.6	(4.3%)	$3,749.9	$3,917.2	(4.3%)

Inter-Segment Sales
Residential Furnishings	$5.9	$5.8		$25.3	$27.8
Commercial Products	7.8	21.0		54.4	83.5
Industrial Materials	69.5	74.6		293.1	349.0
Specialized Products	9.2	11.0		39.0	41.1

Total	$92.4	$112.4		$411.8	$501.4

Total Sales (External + Inter-segment)
Residential Furnishings	$464.4	$496.1	(6.4%)	$1,937.1	$2,064.0	(6.1%)
Commercial Products	151.5	151.7	(0.1%)	630.4	623.3	1.1%
Industrial Materials	130.5	166.0	(21.4%)	582.5	776.6	(25.0%)
Specialized Products	249.7	243.2	2.7%	1,011.7	954.7	6.0%

Total	$996.1	$1,057.0	(5.8%)	$4,161.7	$4,418.6	(5.8%)

EBIT
Residential Furnishings	$45.4	$44.0	3%	$213.5	$205.0	4%
Commercial Products	14.2	9.0	58%	52.6	42.3	24%
Industrial Materials	24.9	11.9	109%	74.6	50.4	48%
Specialized Products	44.5	40.6	10%	191.8	155.6	23%
Intersegment eliminations and other	(2.9)	(14.5)		—	(13.2)
Change in LIFO reserve	(7.9)	23.1		(10.5)	46.4

Total	$118.2	$114.1	4%	$522.0	$486.5	7%

EBIT Margin 2			Basis Pts			Basis Pts
Residential Furnishings	9.8%	8.9%	90	11.0%	9.9%	110
Commercial Products	9.4%	5.9%	350	8.3%	6.8%	150
Industrial Materials	19.1%	7.2%	1190	12.8%	6.5%	630
Specialized Products	17.8%	16.7%	110	19.0%	16.3%	270

Overall from Continuing Operations	13.1%	12.1%	100	13.9%	12.4%	150

LAST SIX QUARTERS	2015		2016
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Net Sales ($ million)	1,009	945	938	959	949	904
Sales Growth (vs. prior year)	1%	(1%)	(3%)	(4%)	(6%)	(4%)
Unit Volume Growth (same locations, vs. prior year)	5%	3%	4%	2%	(1%)	1%
Adjusted EBIT [3]	142	130	127	132	130	103
Cash from Operations ($ million)	130	102	111	151	124	167
Adjusted EBITDA (trailing twelve months) [3]	—	—	631	645	634	607
(Long term debt + current maturities) / Adj. EBITDA[3,4]	—	—	1.6	1.6	1.7	1.6

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	(2%)	(3%)	(5%)	(6%)	(8%)	(7%)
Commercial Products	15%	(1%)	7%	(4%)	(4%)	0%
Industrial Materials	(10%)	(16%)	(19%)	(13%)	(8%)	(4%)
Specialized Products	5%	7%	10%	9%	6%	4%
Overall from Continuing Operations	(1%)	(2%)	(1%)	(1%)	(2%)	(1%)

[1]	Segment information reflects the 4Q 2015 move of the logistics operations from Residential Furnishings to Industrial Materials.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 7 of 7	January 30, 2017

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES 8

	Full Year		2015		2016
Non-GAAP adjustments, Continuing Ops [5]	2015	2016	3Q	4Q	1Q	2Q	3Q	4Q
Litigation accruals	5.5	—	—	4.0	—	—	—	—
Pension buy-out charge	12.1	—	—	12.1	—	—	—	—
Gain on sale of operations	—	(26.9)	—	—	—	(11.2)	—	(15.7)
Goodwill and related asset impairment	5.5	3.7	—	—	—	3.7	—	—
Benefit from litigation settlement proceeds	—	(6.9)	—	—	—	(6.9)	—	—

Non-GAAP adjustments (pre-tax)	23.1	(30.1)	—	16.1	—	(14.4)	—	(15.7)
Income tax impact	(8.5)	11.9	—	(6.1)	—	5.4	—	6.5

Non-GAAP adjustments (after tax)	14.6	(18.2)	—	10.0	—	(9.0)	—	(9.2)

Diluted shares outstanding	142.9	140.0	142.5	141.9	141.2	140.1	139.4	139.2
EPS impact of non-GAAP adjustments	0.09	(0.13)	—	0.07	—	(0.06)	—	(0.07)

	Full Year		2015		2016
Adjusted EBIT, Margin, and EPS [5]	2015	2016	3Q	4Q	1Q	2Q	3Q	4Q
EBIT (earnings before interest and taxes)	486.5	522.0	141.5	114.1	127.1	146.5	130.2	118.2
Non-GAAP adjustments (pre-tax)	23.1	(30.1)	—	16.1	—	(14.4)	—	(15.7)

Adjusted EBIT ($ millions)	509.6	491.9	141.5	130.2	127.1	132.1	130.2	102.5

Net sales from continuing operations	3,917	3,750	1,009	945	938	959	949	904

EBIT margin	12.4%	13.9%	14.0%	12.1%	13.5%	15.3%	13.7%	13.1%
Adjusted EBIT margin	13.0%	13.1%	14.0%	13.8%	13.5%	13.8%	13.7%	11.3%

Diluted EPS from Continuing Operations	2.27	2.62	0.67	0.57	0.63	0.72	0.67	0.60
EPS impact of non-GAAP adjustments	0.09	(0.13)	—	0.07	—	(0.06)	—	(0.07)

Adjusted EPS ($)	2.36	2.49	0.67	0.64	0.63	0.66	0.67	0.53

	Full Year		2015		2016
Net Debt to Net Capitalization [6]	2015	2016	3Q	4Q	1Q	2Q	3Q	4Q
Long term debt	942	956	985	942	1032	1044	1055	956
Current debt maturities	3	4	3	3	4	4	1	4

Total Debt	945	960	988	945	1036	1048	1056	960
Less cash and equivalents	(253)	(282)	(251)	(253)	(250)	(285)	(317)	(282)

Net Debt	692	678	737	692	786	763	739	678

Total capitalization	2263	2278	2311	2263	2344	2333	2383	2278
Current debt maturities	3	4	3	3	4	4	1	4
Less cash and equivalents	(253)	(282)	(251)	(253)	(250)	(285)	(317)	(282)

Net Capitalization	2013	1999	2063	2013	2098	2052	2067	1999

Long Term Debt to Total Capitalization	42%	42%	43%	42%	44%	45%	44%	42%
Net Debt to Net Capital	34%	34%	36%	34%	37%	37%	36%	34%

	Full Year		2015		2016
Total Debt to EBITDA [7]	2015	2016	3Q	4Q	1Q	2Q	3Q	4Q
Total Debt	945	960	988	945	1036	1048	1056	960
EBIT	486.5	522.0	141.5	114.1	127.1	146.5	130.2	118.2
Depreciation and Amortization	113.2	115.4	28.5	28.2	28.3	28.9	29.2	29.0

EBITDA	599.7	637.4	170.0	142.3	155.4	175.4	159.4	147.2
Non-GAAP adjustments (pre-tax)	23.1	(30.1)	—	16.1	—	(14.4)	—	(15.7)

Adjusted EBITDA ($ millions)	622.8	607.3	170.0	158.4	155.4	161.0	159.4	131.5

Adjusted EBITDA, trailing 12 months	623	607	—	623	631	645	634	607

Total Debt / Adjusted 12-month EBITDA	1.5	1.6	—	1.5	1.6	1.6	1.7	1.6

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management uses this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.